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                                            As filed pursuant to Rule 424 (b)(3)
                                            under the Securities Act of 1933
                                            Registration No. 333-95649


PROSPECTUS SUPPLEMENT NO. 5 DATED AUGUST 8, 2000

TEKELEC
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$135,000,000
3.25% CONVERTIBLE SUBORDINATED DISCOUNT NOTES DUE 2004 AND
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF
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     The purpose of this supplement is to amend and supplement the prospectus dated February 16, 2000, as amended and supplemented by supplement no. 1 thereto dated March 15, 2000; supplement no. 2 thereto dated May 16, 2000; supplement no. 3 thereto dated July 10, 2000; and supplement no. 4 thereto dated August 1, 2000. The prospectus relates to the offer for resale of up to $135,000,000 aggregate principal amount at maturity of Tekelec's 3.25% Convertible Subordinated Discount Notes due 2004, and such shares of common stock as may be issued upon conversion of the notes.

     The prospectus is hereby further amended and supplemented to include in the "Selling Securityholders" table the information in the table set forth below regarding additional selling securityholders and a selling securityholder whose beneficial ownership of our common stock has increased since the date of the original prospectus. The following table is based upon information provided to us by or on behalf of the selling securityholders named below and indicates with respect to each such selling securityholder:

     o the aggregate principal amount of the notes beneficially owned by such selling securityholder as of August 8, 2000;

     o the maximum amount of notes that such selling securityholder may offer under the prospectus;

     o the number of shares of Tekelec common stock beneficially owned by such selling securityholder as of August 8, 2000; and

     o the maximum number of shares of common stock that may be offered for the account of such selling securityholder (including its transferees, pledgees, donees or their successors) under the prospectus.


                                                                                                      NO. OF
                                                                AGGREGATE         PRINCIPAL      SHARES OF COMMON        NO. OF
                                                                PRINCIPAL           AMOUNT          STOCK OWNED     SHARES OF COMMON
                                                                 AMOUNT            OF NOTES          PRIOR TO            STOCK
       NAME OF SELLING SECURITYHOLDER                           OF NOTES           OFFERED          OFFERING (1)       OFFERED(1)
       ------------------------------------------------      --------------      -----------         ---------     -----------------
       Citizens Security Life Insurance Company(2)........         500,000           500,000          28,169            28,169
       Donaldson, Lufkin & Jenrette Securities Corp.......       1,335,000         1,335,000          75,212            75,212
       Security Trend Partners(3).........................       1,000,000         1,000,000          56,339            56,339

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(1)  Reflects the shares of common stock into which the notes held by such securityholder are convertible at the initial conversion rate. The conversion rate and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of the Notes -- Conversion" in the prospectus.
(2) As of August 8, 2000, Citizens Security Life Insurance Company beneficially owned an additional 24,500 shares of Tekelec common stock. Those shares are not covered by this prospectus.
(3) As of August 8, 2000, Security Trend Partners beneficially owned an additional 87,500 shares of Tekelec common stock. Those shares are not covered by this prospectus.

     The selling securityholders named above may, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, have sold, transferred or otherwise disposed of all or a portion of their notes and common stock since the date on which they provided the information in the table regarding their notes and common stock. Any such sales would affect the data in the above table.


THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 8, 2000.